Exhibit 99.1

COST PLUS, INC. ANNOUNCES SALES FOR THE FIRST QUARTER AND REVISES

EARNINGS GUIDANCE

Oakland, CA – May 5, 2005 — Cost Plus, Inc. (Nasdaq:CPWM) announced total sales for the first quarter ended April 30, 2005 were $200.0 million, a 7.7% increase from $185.7 million for the first quarter ended May 1, 2004. Same store sales for the first quarter decreased 1.9%, compared to a 3.4% increase for the first quarter of fiscal 2004. The Company indicated that weaker than expected customer traffic in the quarter, particularly surrounding the Easter Holiday period, was the primary reason for the shortfall from guidance that called for comparable store sales to range from an increase of 1% to a decrease of 1%.

The Company now estimates that earnings for the first quarter will be $0.00 to a loss of $0.02 per diluted share. First quarter 2005 earnings will include a charge of approximately $0.09 per diluted share related to the departure of the Company’s former CEO and the closure of four stores. The Company earned $0.14 per diluted share in the prior year first quarter.

The Company will release its first quarter results on May 19, 2005 and will host a conference call at 8:00 a.m. PT. It will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 908-6247 or (212) 346-6540. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21246289, from 10:00 a.m. PT Thursday to 10:00 a.m. PT on Friday, May 20, 2005. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately one hour after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of April 30, 2005, the Company operated 238 stores in 30 states compared to 212 stores in 26 states as of May 1, 2004.

The above statement relating to anticipated financial results for the first quarter of 2005 is a “forward-looking statement” that is based on current expectations and is subject to various risks and uncertainties that could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to, determination of the ultimate gross profit rate earned on first quarter sales, determination of operating costs and other expenses, changes in accounting rules and regulations, and adjustments identified in closing the Company’s books and accounting records. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:	John Luttrell
(510) 808-9119

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